BioRestorative Therapies Appoints John M. Desmarais, J.D.
to its Board of Directors

MELVILLE, N.Y., December 2, 2015 (GLOBE NEWSWIRE) -- BioRestorative Therapies, Inc. ("BRT" or the “Company") (BRTX), a life sciences company focused on stem cell-based therapies, today announced the appointment of John M. Desmarais, J.D. to its Board of Directors.

“We are thrilled to welcome John to our Board of Directors. He brings a wealth of experience working with companies at all phases of development from start-up to blue chip, and we believe that this perspective will be invaluable as we advance our brtxDISC™ and ThermoStem® programs,” said BioRestorative CEO, Mark Weinreb. “Throughout his distinguished legal career, John has established himself as a highly capable leader with a broad skill set and comprehensive professional network which can directly benefit the Company in the future. We look forward to John’s anticipated contributions as a member of the Board.”

Mr. Desmarais is the founding partner of Desmarais LLP, an intellectual property trial boutique, and the founder and owner of Round Rock Research LLC, a patent licensing company.  From 1997 to 2009, he was a partner at the international law firm of Kirkland & Ellis LLP and served as a member of the firm’s Management Committee from 2004 to 2009.  Prior to joining Kirkland and after practicing in the area of intellectual property litigation and counseling for several years, he left private practice to serve as an Assistant United States Attorney in the Southern District of New York, where for three years he represented the federal government in criminal jury trials.

Mr. Desmarais' $1.5 billion judgment for Alcatel-Lucent against Microsoft was one of the largest plaintiff's jury verdicts in a patent infringement action.

In 2015, Mr. Desmarais was selected by Managing Intellectual Property Magazine as New York IP Litigator of the Year and one of its IP Stars. Mr. Desmarais was selected as the 2012 New York City Litigation Patent Lawyer of the Year by The Best Lawyers in America (2012), 18th Edition.  In 2011, Mr. Desmarais was selected by Intellectual Property Asset Management (IAM)Magazine as one of the top 50 individuals, companies and institutions that have helped shape the IP market over the prior eight years.   He was selected by Managing Intellectual Property Magazine as U.S. Intellectual Property Practitioner of the Year 2008.

Mr. Desmarais is a member of the bars of New York and Washington, D.C., the U.S. Supreme Court, the Federal Circuit Court of Appeals, and various other federal district courts and courts of appeal. He is also registered to practice before the United States Patent and Trademark Office.  Mr. Desmarais obtained a degree in Chemical Engineering from Manhattan College and a law degree from New York University.

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc. (www.biorestorative.com) develops therapeutic products and medical therapies using cell and tissue protocols, primarily involving adult stem cells.  Our two core programs, as described below, relate to the treatment of disc/spine disease and metabolic disorders:

• Disc/Spine Program: Our lead cell therapy candidate, brtxDISC™ (Disc Implanted Stem Cells), is a product formulated from autologous (or a person’s own) cultured mesenchymal stem cells collected from the patient’s bone marrow. We intend that the product will be used for the non-surgical treatment of protruding and bulging lumbar discs in patients suffering from chronic lumbar disc disease. The treatment involves collecting a patient’s own stem cells, culturing and cryopreserving the cells, and then having a physician inject brtxDISC™ into the patient’s damaged disc in an outpatient procedure. The treatment is intended for patients whose pain has not been alleviated by non-invasive procedures and who potentially face the prospect of surgery.

• Metabolic Program (ThermoStem®): We are developing an allogeneic cell-based therapy to target obesity and metabolic disorders using brown adipose (fat) derived stem cells to generate brown adipose tissue (“BAT”). BAT is intended to mimic naturally occurring brown adipose depots that regulate metabolic homeostasis in humans. Initial preclinical research indicates that increased amounts of brown fat in the body may be responsible for additional caloric burning as well as reduced glucose and lipid levels. Researchers have found that people with higher levels of brown fat may have a reduced risk for obesity and diabetes.  The Company is a party to a research agreement with Pfizer with regard to the study of brown fat.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company's Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

CONTACT:

Lee Roth / Joseph Green

The Ruth Group for BioRestorative Therapies

646-536-7012 / 7013

lroth@theruthgroup.com / jgreen@theruthgroup.com